Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between Performant Financial Corporation, a Delaware corporation (the “Company”) and Simeon Kohl (the “Executive”) dated as of April 26, 2024.
1.Position; Place of Work. Effective as of May 5, 2023 (the “Effective Date”) the Executive shall serve as the Company’s Chief Executive Officer (“CEO”), and also agrees to serve, if appointed or elected, as an officer or director of any other affiliate of the Company.
2.Duties and Responsibilities. The Executive's primary duties and responsibilities will be those generally associated with the position of CEO, reporting to the Board of Directors of the Company (the “Board”). The Executive shall perform such other duties as he may be assigned from time to time by the “Board”. The Executive agrees to abide by the rules, regulations, personnel practices and policies of the Company and, as applicable, its affiliates, and any changes therein that may be adopted by them from time to time.
3.Devotion of Time to Business. The Executive shall devote such of the Executive’s professional time to the Executive’s employment as may be required to perform services hereunder and shall expend his best efforts on behalf of the Company.
4.Conflicts of Interest. In order to avoid conflicts of interest and inadvertent disclosure or improper use of Confidential information and to ensure that the Executive devotes his professional energies to his employment, while employed by the Company the Executive will not accept or engage in any professional employment, consulting or other service relationship with any business without first giving written notice to, and receiving written approval from, the Board.
5.Compensation.
a.Base Salary. As of the Effective Date, the Executive’s base salary shall be $345,000 per year on an annualized basis (“Base Salary”), which will be paid to the Executive in accordance with the Company’s normal payroll procedures.
b.Bonus. As of the Effective Date, the Executive’s target annual bonus (the “Performance Bonus”) will be 75% of the Executive’s Base Salary. The Performance Bonus will be earned by the achievement of one or more milestones to be set each year by the Board. The allocation of the Bonus to the various milestones and the terms on which the Performance Bonus will be earned will be set by the Board in its sole discretion. In order to earn any or all of the Performance Bonus for any given the Executive must be employed on the last day of the calendar year. The Performance Bonus will be paid on or before March 15 of the year following the year in which it is earned. If the Board does not pass a resolution establishing milestones and the allocation of the Performance Bonus by the end of the first quarter of any calendar year, the Performance Bonus for that year will be a discretionary Bonus.

c.Equity Award. The Executive and the Company acknowledge that in connection with his promotion to CEO, the Executive received a restricted stock unit award under the Company’s 2012 Stock Incentive Plan covering 366,898 shares of the Company’s common stock (the “RSU Award”), with (i) fifty-percent (50%) of the RSU Award vesting in four equal installments on each of the first four anniversaries of the Effective Date, subject to the Executive’s continued employment on each such date, and (ii) the remaining fifty-percent (50%) of the RSU Award subject to performance-based vesting conditions based on predetermined target prices for shares of the Company’s common stock. The Executive will also be eligible for future grants of equity compensation in the sole discretion of the Board or the Compensation Committee of the Board.
6.Benefits.
a.General. The Executive will be entitled to participate in all Company sponsored benefit and insurance programs to the extent that such benefits are offered generally to the Company’s employees in similar positions, with similar seniority. The terms of the Company’s benefit plans and programs are subject to change at any time in the Company’s sole discretion.
b.Term Life Insurance. The Company shall purchase a term life insurance policy insuring the life of the Executive with a death benefit of $1,000,000. The obligation of the Company to purchase such policy shall be conditioned on the Executive's successful completion of any required medical examination(s) such that the policy can be bought at standard rates, and an annual premium not in excess of $3,500. The Executive shall, in his sole discretion, name the beneficiaries of the policy.
c.Expenses. The Company shall reimburse the Executive, in accordance with the Company's policy, for all reasonable expenses incurred by the Executive in connection with the performance of the Executive's duties. Reimbursement will be made within thirty (30) days of submission of a properly completed expense report with all receipts, but no later than March 15 of the year following the year in which such expense was incurred and the report submitted.
d.Paid Time Off. The Executive will be entitled to four weeks (20 days) paid vacation days per year. The Executive’s accrued paid vacation will be capped at 1.5 times his annual accrual. Once the Executive has hit the accrual cap, he will not accrue more vacation until he has reduced his accrued paid time off below the maximum accrual. Sick pay accrual will be in accordance with company policy.
7.Confidential Information and Assignment to Company of Inventions. Prior to or contemporaneous with the execution of this Agreement the Executive has executed a Proprietary Information, Non-Competition and Inventions Assignment Agreement (the “IP Agreement”). Notwithstanding anything else contained herein, nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive pursuant to the IP Agreement.

8.At-Will Employment. The Executive’s employment is “at-will.” This means that either the Executive or the Company may terminate the Executive’s employment under this Agreement at any time, with or without cause and with or without notice.
9.Change in Control and Severance Agreement. The Executive and the Company shall enter into a separate Change in Control and Severance Agreement contemporaneously with the execution of this Agreement.
10.Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
11.Severability. The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s). In addition, such provision(s) will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.
12.Indemnification. The Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director. Concurrently with the execution of this Agreement, the Company and the Executive will also enter into the Company’s standard form of indemnification agreement.
13.Sole and Only Agreement. This Agreement contains a complete statement of all agreements between the parties hereto with respect to its subject matter and except as expressly set forth herein supersedes all previous agreements, arrangements and understandings, written or oral, relating to its subject matter and cannot be changed or terminated except in writing, signed by the Executive and the Company.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
15.No Waiver of Rights. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of this Agreement. The waiver of a term or condition must be in writing executed by the party against whom the waiver is asserted.
16.Assignment of Rights. The Executive expressly acknowledges and agrees that Company’s rights under this Agreement may be transferred to or assigned by Company to a successor employer.
17.Consent to Arbitration. Except as prohibited by law, each party to this Agreement agrees that, any claim, controversy or legal dispute between them or between The Executive and any officer, director, shareholder, agent or employee of the Company, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration, (a "Dispute") arising out of the Executive's employment or termination of such employment or this Agreement will be resolved through binding arbitration in Miami, Florida in accordance with the then current Employment Arbitration Rules and Procedures Rules (the “Rules”) of the JAMS, Inc. which Rules are available for review at www.jamsadr.com and are incorporated herein by reference. Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the Law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. This includes any claims the Executive may make relating to alleged discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal state, or local laws or regulations relating to terms and conditions of employment. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL. The parties hereto agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis, and hereby waive any right to bring class wide, collective or representative claims before any arbitrator or in any forum. This arbitration provision is not intended to modify or limit the remedies available to either party, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration.
18.Attorneys’ Fees. In the event of any such arbitration or other legal proceeding, the prevailing party shall recover his or its reasonable attorneys' fees, except expenses, and costs, excluding arbitration fees, to the extent permitted by law.
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In Witness Whereof, the parties hereto have executed this Agreement.
PERFORMANT FINANCIAL CORPORATION

By:	/s/ Lisa Im
Name:	Lisa Im
Title:	Executive Chair
Date:
EXECUTIVE:

/s/ Simeon Kohl
Simeon Kohl
Date: